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                                                                    Exhibit 14.1

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                                           LAST UPDATED: NOVEMBER 21, 2006

                               Sapient Corporation
                           Code of Ethics and Conduct

TABLE OF CONTENTS

CODE OF ETHICS AND CONDUCT

1.0       Introduction                                                 p. 2
2.0       Avoiding Conflicts of Interest                               p. 3
3.0       Maintaining Accurate and Complete Company Records            p. 8
4.0       Protecting Confidential Information                          p. 10
5.0       Observing Laws and Regulations                               p. 12
6.0       Securities Laws and Insider Trading                          p. 15
7.0       Government Contracting                                       p. 17
8.0       Administration of this Code                                  p. 17

ADDENDUM FOR U.S. GOVERNMENT CONTRACTING

1.0      Introduction                                                  p. 21
2.0      Improper Influence over Procurement                           p. 22
3.0      Interactions with U.S. Government Employees                   p. 23
4.0      Timekeeping and Expense Reporting                             p. 24
5.0      Unallowable Costs                                             p. 24
6.0      Records Retention                                             p. 24
7.0      Protection of Classified and Sensitive Information            p. 24
8.0      Reporting and Violations                                      p. 25
9.0      Revisions and Updates to this Addendum                        p. 25
10.0     Important Disclaimers                                         p. 26

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                                                                    Exhibit 14.1

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1.0 INTRODUCTION

      We have adopted this Code of Ethics and Conduct so that every person at Sapient will clearly understand the ethical and legal standards that we expect Sapient people to observe. These standards apply to every aspect of your role at Sapient - whether you happen to be dealing with our clients, our suppliers, our business partners, our people or others who interact with the Company.

      When you face an ethical or legal issue and are not certain what "doing the right thing" means in that situation, you should refer to our Strategic Context (including our Core Values) and the principles described in this Code to guide you on how to move forward.

      This Code will guide you on the following topics (among others):

   -  AVOIDING CONFLICTS OF INTEREST

   -  KEEPING ACCURATE AND COMPLETE RECORDS

   -  PROTECTING OUR CONFIDENTIAL INFORMATION

   -  FOLLOWING THE LAWS AND REGULATIONS THAT APPLY TO US

   -  "OWNING" YOUR RESPONSIBILITY TO REPORT SUSPECTED CODE VIOLATIONS

      Because both our industry and the laws that apply to it can change quickly, new ethical and legal issues often surface unexpectedly. We cannot create a Code that will cover every one of these situations or answer every single question. Instead, this Code is meant to serve as your guidepost, to be used along with common sense and good judgment. When you are not clear on what "the right thing to do" is -- even after you have consulted the Code -- you should ask your manager or our General Counsel for guidance.

      In order to achieve our Strategic Context, we need all Sapient people to be 100% committed to acting ethically and legally. Unethical or illegal behavior violates our Strategic Context, our culture and our commitments to our clients, our people and our shareholders. Simply put, unethical behavior shakes the Company's foundation.

      If you believe that someone you work with may be violating our ethical or legal standards, you have a responsibility to tell us about it - even if you are not 100% certain, but only have a well-placed suspicion, that this is happening. This responsibility to tell us is part of your acting ethically. IF YOU DON'T TELL US ABOUT THE SUSPECTED VIOLATION, YOUR SILENCE WILL MEAN THAT YOU, TOO, HAVE VIOLATED THE CODE. To help you report any violations you think may have happened, we have contracted with an independent company to provide a "Speak Up" ethics telephone hotline and Web site. You may use either the hotline or the Web site to report suspected violations. If you wish, you may remain anonymous when you make your report. (See Section 8.2 of this Code for more details.)

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1.1 Definitions

      In this Code, we use the terms "we," "us," "our," "the Company" and "Sapient" to refer to Sapient Corporation and its subsidiaries. The terms "you," "your" and "Sapient person" refer to every person who works at the Company or serves on its Board of Directors. The term "Code" means this document, as we may amend or add to it from time to time.

2.0 AVOIDING CONFLICTS OF INTEREST

2.1 Generally

      All Sapient people have a duty of loyalty to act in the best interests of the Company. We expect you to avoid situations and relationships that involve actual, or potential, conflicts of interest. A "conflict of interest" generally arises whenever your personal interests diverge from the Company's best interests or from your responsibilities to the Company. Put another way, a conflict of interest is created whenever an activity, relationship or connection of yours might cloud your ability to exercise judgment independently or to act in the Company's best interest.

      Below are some examples of situations that could be seen as conflicts of interest and that you should avoid. You should not (unless you first obtain approval from our Chief Executive Officer or General Counsel):

   - Do Sapient business with a company that you or members of your family own or control.

   -  Own more than 5% of the stock of a company that:

      -  Competes with us.

      -  Does business with us.

   -  Go to work for our competitors.

   - Do any of the following (except, of course, in connection with performing your Company role):

      -  Go to work for our clients.

      - Approach our clients, or have any discussions with them (regardless of who initiates the conversation), about the possibility of your going to work for them.

   - Do work outside the Company that could harm your ability to make judgments or to perform at the level your Company role requires.

   - Divert --either to yourself or to others -- business opportunities or ideas that the Company might reasonably want to explore or pursue.

      The reason you should avoid situations like these is that they can compromise your loyalty to the Company. If you think that you may have a potential conflict of interest, you should discuss the situation with your manager or our General Counsel. Unless, as a result of your discussions, it becomes absolutely clear that no conflict of interest exists, you must take the issue to our Chief Executive Officer or General

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Counsel. If he or she determines that there is a conflict and that the Company should not waive it, we may ask you to remove yourself from the conflict situation or to leave the Company.

2.2 Using Our Assets

      We expect you to use the Company's assets properly. These assets include our physical property, as well as our proprietary information and intangible (including "intellectual") property.

      We realize that you may sometimes need to handle personal matters while you are at work and that you may need to use Company property to do this. This can, on occasion, be fine, so long as the extent of your personal activities and property use stays reasonable and so long as you do not impact your ability (or the ability of other Sapient people) to deliver the performance we expect. You need to apply good judgment here. If you have any questions about what is appropriate, ask your manager or our General Counsel for approval beforehand.

      One area that is clearly not appropriate: Sapient-issued credit (or debit) cards should not be used for your personal expenses. You should use these cards only for Company-related business expenses that are allowed under our expense policy.

      If you take (or try to take) Company property that you are not authorized to have, we may terminate your employment with the Company immediately and may take legal action against you. The same applies to property that is not yours, but belongs to another Sapient person. If you know, or suspect, that someone else has stolen (or tried to steal) property from the Company or another Sapient person, we expect you to immediately report the theft or attempted theft to your manager or our General Counsel.

2.2.1 Using Our Intellectual Property

      Our intellectual property includes trademarks/service marks, logos, business tools and methodologies and other distinguishing factors that we consider "proprietary" to us and that we use to identify ourselves and our services and solutions in the marketplace.

      We need to be extremely careful in how we use and treat our intellectual property (or "IP"). This is because our IP distinguishes us from others. If we do not follow certain practices to protect it, we could lose our legal rights to the IP. We also need to respect the IP rights of others, in order to stay true to our Strategic Context and to avoid possible legal conflicts.

      Consequently, you should look to the Legal & Commercial Team for guidance before you do such things as:

   - Agree to let our clients (or other people) use our trademarks/service marks or logos in their written materials.

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   -  Use our clients' (or other people's) trademarks/service marks or logos in our written marketing materials.

   - Copy or circulate copyrighted or patented materials, if you are unclear on whether this is legal and permissible.

2.3   Gifts, Favors and Entertainment

2.3.1 Giving Gifts; Providing Favors or Entertainment

      The Company has many existing and prospective clients, suppliers and other business partners, all of whom are vital to our success. All of our relationships with them must be based entirely on sound business decisions and fair dealing. While gifts, favors and entertainment can build goodwill and be a part of normal business relationships with others, they can also create an actual -- or perceived -- conflict of interest.

      We expect you to avoid offering gifts, favors or entertainment to others if this could create the appearance of impropriety or be viewed as a quid pro quo "payback" in return for receiving business or other favorable treatment. When you have questions about whether offering a gift, or providing a favor or entertainment, is appropriate, ask your manager for guidance.

      In order for you to be reimbursed for a gift, favor or entertainment, your expense report must accurately disclose its value, its business purpose and the name and business title of the recipient.

      Below are some general guidelines for you to use in evaluating whether it is appropriate to extend gifts, favors or entertainment to an existing or prospective client, supplier or other business partner:

   - You should not extend a favor, gift or entertainment (such as meals, beverages, event tickets or trips), unless doing so:

      -  Is consistent with customary business practices.

      - Will likely be viewed as "appropriate" by others, both inside and outside the Company.

      -  Complies with applicable laws and regulations.

      Because the laws that determine whether gifts, favors and entertainment are "legal" will differ in various countries, you should consult the Legal & Commercial Team when you have questions on this. Also, Sapient people who deal with government agencies typically must follow laws in this area that are more restrictive than in the non-government sector. Again, please consult the Legal & Commercial Team on your questions.

2.3.2 Receiving Gifts, Favors or Entertainment

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      Similarly, you should avoid accepting gifts, favors or entertainment from our existing and prospective clients, suppliers and other business partners, if this could create the appearance of impropriety or be viewed as influencing your business objectivity when you make decisions on the Company's behalf.

      Below are some general guidelines to use in considering whether it is appropriate to accept gifts, favors or entertainment from an existing or prospective client, supplier or other business partner:

   - You should not accept gifts, favors or entertainment (such as meals, beverages, event tickets or trips), if doing so:

         -  Is likely to influence your business objectivity.

         - Will likely be viewed as "inappropriate" by others, either inside or outside the Company.

         -  Violates applicable laws or regulations.

      When you have questions about whether accepting a gift, a favor or entertainment is appropriate, ask your manager for guidance.

      Again, the laws that determine under what circumstances it is "legal" to receive gifts, favors and entertainment will differ in various countries -- and, again, Sapient people who deal with government agencies must typically comply with stricter standards in this area. You should consult the Legal & Commercial Team when you have questions on what the legal requirements are.

      Ultimately, you must apply good business judgment in deciding which situations are unacceptable. If you have any doubt, ask our Chief Financial Officer or General Counsel to help you with your decision. Some of the factors they will consider in guiding you include:

   - Whether the favor, gift or entertainment is likely to influence your business objectivity.

   - Whether a business purpose exists (e.g., whether business will be discussed at part of the event).

   -  What kind of precedent might be set for other Sapient people.

   - How the situation will appear to other Sapient people or to people outside the Company.

2.3.3 Bribes and Kickbacks

      Bribery is illegal and subject to criminal penalties in the U.S. and in most other countries where we do business. The U.S. Foreign Corrupt Practices Act (which applies even outside of the U.S.) and other laws and regulations in the countries where we do business impose severe penalties for companies that violate bribery laws. Also, these laws and regulations often include equally severe penalties for the individual people involved -- including jail time and criminal fines.

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         You should not give any bribes, kickbacks or other similar consideration to any person in order to attract business. The decisions you make, on the Company's behalf, in purchasing materials, supplies and services must be made with integrity and take into account competitive pricing, quality and performance.

         You should never use payments to others in order to accomplish indirectly what the Company cannot properly or legally do directly. Any fees, commissions or other amounts you pay to outside consultants, agents or other third parties must be legal, proper and reasonable in relation to customary commercial practice. We expect you to fully disclose these amounts to our Chief Financial Officer or Controller.

2.4 Our Expectations Regarding Your Commitment

2.4.1 Working for Others

         In order for us to achieve our Strategic Context, we need you to be committed to the Company's and our client's success. As part of this commitment, we expect that, while you are working at Sapient, you will refrain from working (even indirectly - and even without pay) for anyone that competes with us.

         Similarly, we believe that a conflict of interest could arise if you go to work for a competitor or client of ours after you leave the Company. This conflict is especially likely in situations where you are discussing employment possibilities with our competitor or client while we are relying on you to be acting in Sapient's financial best interests. In the client situation, an additional ethical complication can arise in situations where you are discussing possible employment with the client at the same time you are part of the Sapient team interacting with that client. Our client may justifiably question whether you are acting in the client's interest (as a dedicated member of the Sapient team) or in your own personal interest (as someone wanting to get a new job). Our clients need to know that we - including our client teams - are 100% committed to helping them succeed.

         For these reasons, we encourage you -- before you discuss the possibility of going to work for one of our competitors or clients -- to let your Business Unit or GSS Lead (or, alternatively, the Chief Executive Officer or Chief Operating Officer) know that you are interested in exploring this possibility. Any of them will be happy to openly discuss the situation - and its ethical implications - with you. In some situations, they may be able to offer their full support behind your efforts.

2.4.2 Soliciting Others

         Our relationships with our clients form the foundation of our business. These relationships are Company assets that offer ongoing "returns on investment" to us - both by serving as a baseline for generating future revenues for us from that same client and by serving as a marketing testament of our work quality and client satisfaction. In order

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for us to preserve and grow our client relationships, we count on your loyalty and expect that you will NOT:

      - Approach any of our clients about the possibility of their doing business with you (outside of your Sapient role) or with a third party associated with you.

      - Encourage any of our clients to sever or diminish their business relationship with us.

         An equally important asset to our business is our people. We invest heavily in making certain that we hire the right people for the right positions and that, throughout their careers at the Company, they receive the training and experience necessary to provide a stellar "Sapient experience" for our clients. For these reasons, we expect that (unless you have the Chief Executive Officer's prior approval) you will NOT :

      - Encourage any of our people to leave the Company or to stop working for us.

      - Encourage or hire any of our people to work (outside of their Sapient role) for you (or a third party associated with you) in the markets where we do business, or for a competitor or client of ours.

3.0 MAINTAINING ACCURATE AND COMPLETE COMPANY RECORDS

3.1 Accounting and Financial Records

         Under securities laws and the generally accepted accounting principles ("GAAP") that apply to publicly traded U.S. companies like Sapient, we must keep books, records and accounts that accurately reflect all transactions and must provide an adequate system of internal accounting and controls. We expect you to ensure that those portions of our books, records and accounts for which you have responsibility are valid, complete, accurate and supported by appropriate documentation in verifiable form.

      You should not:

      - Improperly accelerate or defer revenues or expenses to achieve financial results or goals.

      - Improperly accelerate or defer revenues or expenses to achieve performance targets or goals that the Company has set for you personally (whether under the Company's bonus plans, compensation system or otherwise).

      - Maintain any undisclosed or unrecorded funds or "off the book" assets.

      - Establish or maintain improper, misleading, incomplete or fraudulent accounting documentation or financial reporting.

      - Record revenue for any project that has not fully complied with our revenue recognition guidelines.

      - Make any payment for purposes other than those described in the documents supporting the payment.

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      -     Submit or approve any expense report where you know or suspect that any portion of the underlying expenses were not incurred or are not accurate.

      -     Submit erroneous time cards.

      -     Sign any documents believed to be inaccurate or untruthful.

         All Sapient people who exercise supervisory duties over the Company's assets or records are expected to establish and implement appropriate internal controls over all areas of their responsibility. This will help ensure the safeguarding of our assets and the accuracy of our financial records and reports. We have adopted various types of internal controls and procedures, as required to meet internal needs and applicable laws and regulations. We expect you to follow these controls and procedures to the extent they apply to you, in order to assure the complete and accurate recording of all transactions.

         Any accounting entries or adjustments that depart from GAAP must be approved by our Audit Committee and reported to our independent auditors. You must not interfere with or seek to improperly influence (directly or indirectly) the review or auditing of our financial records by our Audit Committee or independent auditors.

         We expect you to report immediately to our General Counsel or Internal Auditor, or to a member of our Audit Committee:

      - Any questionable transaction or accounting practice that you learn of concerning the Company or our assets.

      - Any "off balance sheet" transactions, arrangements and obligations (contingent or otherwise).

      - Other Company relationships with unconsolidated entities or other people that may have material current or future effects on our financial condition or results of operations.

         Section 8.2 of this Code tells you how you can make these reports. If you are not comfortable revealing your identity when making a report, you may remain anonymous.

3.2 Disclosures to Investors

         Because Sapient is a publicly traded company on the U.S. markets, we must comply with the U.S. securities laws. These laws require us to provide the public with periodic disclosures about our business and financial condition (e.g., quarterly and annual reports and annual stockholders' meeting materials). We also make disclosures to the public during our quarterly earnings calls and in our press releases. All Sapient people who help prepare or distribute these disclosures (or who provide information that they know may be used in this preparation) have a legal and ethical duty to make certain that the content of the disclosures is accurate, complete and timely.

         We have created disclosure controls and procedures which are designed to ensure that all public disclosures are accurate, complete and timely. We have also created a Disclosure Committee to ensure compliance with the disclosure controls and procedures

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and to evaluate the effectiveness of those controls and procedures on a regular basis. If you become aware that our public disclosures are not accurate, complete and timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter immediately to a member of the Disclosure Committee. Our Disclosure Committee includes our General Counsel, our Controller, our Corporate Counsel and certain other appointed people. If you would like to know the other members of the Disclosure Committee, please contact our General Counsel.

3.3 Retention of Documents

         We must retain certain types of documents and records for specific periods of time, because this is required under various laws and under our contracts with clients and others. These periods of time, and the types of documents and records covered, may vary among the different countries in which we do business. We expect you to comply with the document retention requirements that apply in the country in which you are working.

         If you are working with documents or records that must be retained (or if you are uncertain whether the "retention" requirements apply), please consult your manager or a member of the Legal & Commercial Team.

         Whenever you learn that documents or records of any type may be required in connection with a lawsuit or government investigation of the Company or our people, you must, by law, preserve all possibly relevant documents. This means that you must immediately stop disposing of, or altering, those documents pertaining to the subjects of the litigation or investigation -- even if this disposal or alteration is something you ordinarily or routinely do. If you are uncertain whether documents or records under your control should be preserved because they might relate to a lawsuit or investigation, you should contact a member of our Legal & Commercial Team.

4.0 PROTECTING CONFIDENTIAL INFORMATION

4.1 Sapient Confidential Information

         You will often have access to information that is private to Sapient, has not been made public and constitutes confidential or proprietary information. This information helps us create a competitive advantage in the marketplace and represents a valuable asset to the Company. Protecting this information is critical to our ability to compete and grow.

         Under the laws of most countries where we do business, confidential and proprietary information is legally protected property as long as it remains "secret" ( i.e., not generally or publicly known).

         With respect to our confidential and proprietary information, you must
NOT:

      -  Disclose this information outside of the Company.

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      -     Use this information for any purpose other than to benefit our business.

      - Disclose this information to other Sapient people, unless they need to know (or use) the information to perform their jobs and they are aware that it is a trade secret or proprietary information.

         Your obligations to protect our confidential and proprietary information do not end when you leave Sapient. Rather, they continue even after you leave and until the information becomes publicly available through legitimate channels, or until we no longer consider the information to be confidential or proprietary.

         In connection with your coming to work at the Company, you signed a confidentiality agreement (or other similar agreement) that governs your obligations with respect to the Company's information. Any documents, papers or records that contain trade secrets or our other confidential or proprietary information are our property, and must remain at the Company.

         Our confidential and proprietary information may include, among other things, information regarding our operations, business plans, customers, strategies, trade secrets, records, finances, assets, technology, data or other information that reveals the processes, methodologies, technology or "know how" by which our existing or future products, services, applications or methods of operation are developed, conducted or operated.

4.2 Confidential Information of Others

         In the normal course of business, you will acquire information about many of our clients, suppliers, business partners and competitors. This is a normal business activity and is not unethical in itself.

         We properly gather this kind of information for purposes such as evaluating clients' business needs, determining system requirements, extending credit and evaluating suppliers. We also collect information about our competitors from a variety of legitimate sources to evaluate the relative merits of our own services and marketing methods.

         However, limits exist to the ways that this information should be acquired and used. You should not use information obtained from our clients, suppliers or business partners in any way that harms them or violates our contractual obligations to them. When working with this information, you should use it only for the purposes for which it was disclosed to you and you should not share it with other Sapient people unless they have a legitimate "need to know" (or use) the information to perform their jobs.

         You must not use illegitimate means to acquire a competitor's trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery, stealing, "pretexting" and surveillance are obviously wrong. We will not tolerate any form of questionable intelligence-gathering.

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4.3 Inadvertent Disclosure

         You should be careful not to inadvertently disclose confidential or proprietary information. To avoid this, you should never discuss with unauthorized people the information that Sapient considers confidential or proprietary and has not made public. You should not even discuss this information with authorized Sapient people, if you are in locations where unauthorized people may overhear you ( e.g., trade shows, airplanes or elevators), or when using non-secure electronic bulletin boards or databases. You should also not discuss this information with your family members or friends, because they may innocently or unintentionally pass the information on to someone else.

4.4 Contact with Reporters, Analysts and Other Media

         Strict laws apply to how we disclose information to our investors. These laws require us to make certain that any information we release to the public about our business, financial condition or operating results is accurate and consistent.

         So that we can satisfy these legal requirements, you should not discuss internal Company matters with anyone outside of Sapient (unless your job duties clearly require this). In particular, you should not respond to inquiries about Sapient from the news media, securities analysts or investors. The only Sapient people who are authorized to answer these inquiries are our Chief Executive Officer, our Chief Financial Officer and others that they may specifically designate. If you receive these inquiries, you should immediately refer them to one of these authorized people.

5.0 OBSERVING LAWS AND REGULATIONS

5.1 Generally

         We expect you to comply with all applicable laws and regulations (domestic and international) and to refrain from illegal, dishonest or unethical conduct under them. Although laws and regulations can sometimes be ambiguous and hard to interpret, we expect you to make a good faith effort to follow both "the letter and the spirit" of the law.

         Under certain circumstances, local country laws may establish requirements that differ from this Code. We expect you to respect legal boundaries and to comply with applicable laws and regulations of the countries where we do business. For every Sapient person, this means doing the right, ethical thing -- even when the law is not specific.

         In addition, we expect you to comply with all Company policies and procedures that apply to you. These include (among others) our policies on: travel, time cards, expense reimbursement, insider trading, equal opportunity, anti-harassment, a drug-free workplace, computer and information technology usage, data protection and privacy, as well as our internal Company financial controls and procedures.

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         From time to time, we may change our policies and procedures or adopt new ones. Once we have generally communicated those changes or additions to our people, they will automatically be considered to be a part of this Code, and we will expect you to respect them.

         We also expect you to observe the terms of the Company confidentiality agreement, fair competition agreement or other similar agreements that apply to you. You have signed one or more of these agreements with us, and their terms will remain in full force and effect even after you leave the Company.

5.2  International Operations

         We expect you to comply with our policies that apply to international business transactions and with the legal requirements and ethical standards for the countries in which you do Company business.

         As a U.S.-based company, we must comply with the U.S. Foreign Corrupt Practices Act ("FCPA"). FCPA applies to business transactions that occur inside and outside the United States. FCPA sets standards for keeping accurate and complete financial books and records, governs transactions with foreign government officials and restricts the use of funds for unlawful or improper purposes. Because FCPA violations carry severe penalties (including criminal fines for the Company and jail terms and fines for individuals) you need to become familiar with FCPA's requirements - regardless of which country you are working in. Please consult either the Chief Financial Officer or the General Counsel with your questions on the FCPA.

         Other statutes that may affect our international operations include the Anti-Bribery and Fair Competition Act and the Export Administration Act (among others). If you have any questions regarding these legal requirements, you should contact a member of our Legal & Commercial Team.

5.3 Political Activity

         You are free to exercise your right to make personal political contributions within legal limits, unless these contributions are otherwise prohibited by other Sapient policies. You should not make these contributions in a way that might appear to be an endorsement or contribution by Sapient. You should be certain that you understand, and are complying with, all such laws and regulations before making any political contributions. We will not reimburse you for political contributions in any way, including under our matching gift program.

5.4 Antitrust

         Antitrust laws generally prohibit agreements or actions that unfairly restrain trade or reduce competition. The free enterprise system rests on the notion that free and open competition is the best way to ensure an adequate supply of products and services at

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reasonable prices. We expect you to adhere to the antitrust laws that govern competition in the countries where we do business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals , and Sapient can be subjected to substantial fines and damage awards.

5.4.1 Agreements with Competitors

         The following agreements, arrangements or understandings (whether oral or in writing) between Sapient and its competitors may violate antitrust laws and should be avoided:

      - Agreements with a competitor regarding the prices we will charge or our other sales terms.

      - Agreements with a competitor regarding the clients to whom we will (or will not) sell our services.

      - Agreements with a competitor that restrict us from selling to particular clients or restrict us from buying from particular suppliers.

      - Agreements with a competitor that limit the types of services we will offer.

         Any discussions we have with our competitors can be sensitive and risky. This is because courts may infer that we are colluding with our competitors, if we later happen to take similar pricing or other market actions following the discussions. We recognize that we may need to work with our competitors on projects at the request of our clients. In all contacts with our competitors, you are expected to avoid discussing prices, costs, competition, division of markets, marketing plans or studies, and any other proprietary or confidential information.

         You should consult with a member of our Legal & Commercial Team when planning to contact a competitor. If any competitor initiates a discussion with you involving the subjects above, you should immediately excuse yourself from the conversation and report the matter to a member of the Legal & Commercial Team.

         Depending on the facts and circumstances involved, certain kinds of agreements may violate antitrust laws. In order to make certain that we structure our agreements to comply with these laws, you should check with the Legal & Commercial Team before you enter into agreements that, as a condition to our selling anything to the client, require that:

      - The client must "exclusively deal" with us by agreeing not to buy services from a competitor of ours.

      - The client must also buy distinctly separate services from us that it could buy elsewhere (known as "tying").

                                 -Page 14 of 26-
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6.0 SECURITIES LAWS AND INSIDER TRADING

      The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon "inside" information not available to the other party.

      The consequences of insider trading violations can be severe. Sapient people who trade on inside information, or who communicate (or "tip") this information to others so that they may trade, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to ten years. Additionally, if we or our senior officers do not take appropriate steps to prevent Sapient people from insider trading, we may also face severe legal consequences, including, among other things, substantial criminal penalties.

6.1 Policy Statement

      Sapient people who have material, nonpublic (i.e., "inside") information about the Company should not buy or sell Sapient securities (including derivative securities such as put and call options) until a reasonable time after the inside information has been publicly disclosed. You also should not disclose inside information to others outside Sapient until a reasonable time after the information has been publicly disclosed. In addition, it is never appropriate for you to advise others to buy or sell Sapient securities.

      These rules also apply to the use of material, nonpublic information about other companies (including, for example, our clients, competitors and potential business partners).

      In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

6.2 Further Explanation

      What is "inside information"? "Inside information" is material information about Sapient which has not been publicly disclosed. This information can relate to Sapient's financial condition, earnings or business, or to any important development in which we may be involved.

      What information is "material"? Information is "material" if it is information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities. Examples of information which may be material include: financial results or forecasts; a significant proposed acquisition or sale of a business; a stock split; significant litigation; and changes in customary earnings trends.

      What information is "nonpublic"? Information is "nonpublic" until the time it has been effectively disclosed to the public. Effective disclosure occurs when information is

                                 -Page 15 of 26-

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included in a press release issued by Sapient, is revealed during a Sapient conference call to which the general public has been invited to participate or is included in our public filings with the U.S. Securities and Exchange Commission.

      What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze the information that has been disclosed before Sapient insiders can trade. For matters disclosed in a Sapient press release or conference call, a good rule of thumb is that purchases and sales can be made beginning 48 hours after the disclosure.

      What transactions are prohibited? A Sapient person who has inside information about Sapient is prohibited from: (a) trading in Sapient securities (including derivative securities such as put and call options); (b) having others trade in Sapient securities for your benefit; and (c) disclosing the inside information to (or "tipping") anyone else who might then trade. These prohibitions continue for as long as the information remains material and nonpublic.

      What transactions are allowed? A Sapient person who has inside information about Sapient may, nonetheless: (a) exercise Sapient stock options for cash (but may not sell the option shares he or she receives upon the exercise); and (b) buy shares under Sapient's Employee Stock Purchase Plan (but may not sell those shares). These cash option exercises and ESPP purchases are allowed because the other party to the transactions is Sapient itself, and because the option exercise and ESPP purchase prices do not vary with the market, but, rather, are fixed in advance under the terms of their governing plans.

6.3 Blackout Policy for Financial Insiders

      In addition to our General Insider Trading Policy, which is summarized above, we have adopted the following "Blackout" Periods Trading Policy to help ensure compliance with insider trading laws. This policy applies to the Board of Directors, Executive Officers, Vice Presidents, Directors and selected others with access to sensitive Company information (collectively, "Financial Insiders").

   - No Financial Insider may purchase or sell Sapient securities (including derivative securities such as put and call options) during the following periods:

      - The period beginning two weeks before the end of a fiscal quarter and ending 48 hours after that quarter's public earnings release.

      - The period beginning with Sapient's public release of any material (previously nonpublic) information and ending 48 hours after the release.

      - Any other period established from time to time by our General Counsel or other Sapient executive officer by notice to such Financial Insider due to particular "inside information" concerning the company (as discussed in the General Insider Trading Policy) to which the Financial Insider then has access.

                                 -Page 16 of 26-

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   -  This "Blackout" Periods Trading Policy shall not apply to the following:

      - Exercises of Sapient stock options for cash (but not the sale of the shares received upon exercise).

      - Purchases of shares under Sapient's Employee Stock Purchase Plan (but not the sale of those shares).

   - Each member of the Board of Directors and each Executive Officer should notify either our General Counsel or our Chief Financial Officer before purchasing or selling any Sapient securities (including derivative securities such as put and call options), even if none of the "blackout" periods described above are in effect, and obtain clearance from the General Counsel or Chief Financial Officer that the proposed purchase and sale complies with all securities laws and regulations, including the insider trading rules.

   - In addition to you, these rules apply to your spouse, children, parents and siblings, as well as any other family members living with you in your household.

7.0 GOVERNMENT CONTRACTING

      We often do business with government agencies in the U.S. and other countries. All Sapient people who do business with these entities are expected to know and follow specific rules and regulations that govern relations with public agencies.

      The rules and regulations applicable to U.S. government agencies are described in an addendum to this Code entitled the "Sapient Corporation Code of Ethics and Conduct - Addendum for Government Contracting."

      If you have questions about the rules and regulations that apply in a particular country, you should contact the member of our Legal & Commercial Team who is responsible for that country.

8.0 ADMINISTRATION OF THIS CODE

8.1 Ongoing Review of Compliance

      We require all Sapient people to comply with this Code. When you first join the Company, and from time to time afterwards, we ask you to acknowledge in writing that you have read and understood this Code and agree to comply with its terms.

      We reserve the right to monitor your continuing compliance with the terms of this Code and to investigate any suspected violations. If these violations are substantiated, they could result in disciplinary action, as described more fully in the following sections.

                                 -Page 17 of 26-

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8.2 Reporting of Suspected Violations

      If you believe that someone at Sapient is violating our ethical or legal standards, you have a responsibility to tell us about it. This responsibility is part of your acting ethically. If you don't tell us about the suspected violation, your silence will mean that you, too, have violated this Code - and could result in disciplinary action against you (which, depending on the circumstances, could be as severe as the action against the original violator).

      If you have information that leads you to believe a Sapient person may have violated this Code - or to suspect that improper accounting or auditing matters exist at the Company - you can report that information in several ways:

-     You may contact our General Counsel or our Internal Auditor

      o     See our Intranet for contact information:
            http://coloeasp1/sites/pso/pso_intranet/pso/PSO_code_of_ethics.aspx

- You may contact a member of our Board of Directors' Audit Committee by sending an email to: AuditCommittee@sapient.com.

- If you are uncomfortable revealing your identity when reporting, YOU MAY MAKE AN ANONYMOUS REPORT using our third party-operated "Speak Up" Ethics Hotline or Web site.

      o The "Speak Up" ETHICS HOTLINE may be used on a "named" basis or (if you prefer) anonymously. The Hotline is toll-free and available 24 hours a day, by calling:

                  -     Within the U.S.: 877-285-4160

                  - Outside the U.S.: 704-556-7046 [preceded by the U.S. country code]

      o The "Speak Up" ETHICS WEB SITE (which also allows you to remain anonymous, if you prefer) can be accessed at https://www.compliance-helpline.com/.

                  -     At the start screen, please enter the following:

                            -     Username: SAPIENT

                            -     Password: ETHICS (both are case sensitive).

      The independent company that provides both the "Speak Up" Ethics Hotline and Web site is required to protect the anonymity of people who want to report without identifying themselves. For more information about our Hotline and Web site, please read the Corporate Ethics page on our Intranet.

8.3 Non-Retaliation

      Whether or not you choose to reveal your identity, we want you to feel safe in reporting suspected violations of this Code - regardless of the suspected offender's name

                                 -Page 18 of 26-

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or role at Sapient. We will treat the reported information confidentially
(consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you because you made a report (even if your report proves to be mistaken, but you submitted it in good faith).

      If any Sapient person tries to retaliate against another Sapient person for reporting a Code violation, or for helping to investigate a reported violation, we want to be told about it immediately. Acts of retaliation violate this Code and will result in disciplinary action.

8.4 Investigation of Suspected Violations

      Suspected violations will be investigated under the supervision of our General Counsel or Internal Auditor, as either of them deems appropriate. You are expected to cooperate in the investigation of reported violations. When practical and appropriate under the circumstances, and in order to protect the privacy of the persons involved, those people investigating the suspected violation will attempt to keep confidential the identity of someone who reports a suspected violation or who participates in the investigation. There may be situations, however, when this information must be disclosed as part of our investigation.

      You should be aware that our General Counsel and the other members of our Legal & Commercial Team are legally obligated to act in the best interests of Sapient as a company. They do not act as lawyers or personal representatives for any individual Sapient person (including any Leadership Team member). Our Board of Directors has ultimate responsibility for final interpretation of this Code and for determining whether any violations of this Code have occurred.

8.5 Disciplinary Action

      If our General Counsel or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code you may be subject to disciplinary action, including termination of your employment, without prior warning.

8.6 Special Provisions Applicable to Certain Executive Officers

      Given the important position of trust and authority that they occupy, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer & Controller (collectively, the "Financial Executives") should act extremely cautiously in interpreting and applying this Code. Financial Executives should consult with our General Counsel with respect to any proposed actions or arrangements that are not clearly consistent with the Code. In the event that a Financial Executive wishes to engage in a proposed action or arrangement that is not consistent with the Code, the Financial Executive must obtain a waiver of the relevant Code provisions in advance from our Audit Committee.

                                 -Page 19 of 26-

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      The Sarbanes-Oxley Act of 2002 imposes certain reporting requirements on
Sapient with respect to our Financial Executives' compliance with the Code. In accordance with these requirements, we will publicly report on a Current Report on Form 8-K any waivers of any provision of the Code granted by our Board of Directors to any Financial Executive. Violations of the Code by our Financial Executives may also be immediately reported on Form 8-K.

8.7 Revisions and Updates to this Code

      This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with its provisions.

8.8 Important Disclaimers

      This Code reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

                                 -Page 20 of 26-
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                               Sapient Corporation
                           Code of Ethics and Conduct

                    Addendum for U.S. Government Contracting

1.0   INTRODUCTION

1.1   Purpose and Scope

      Sapient frequently performs services under contracts with the U.S. Government. Performing services under Federal contracts requires Sapient to comply with specific laws and regulations as mandated by the U.S. Government, and to exhibit the utmost integrity and diligence in performing these services. Sapient people are responsible for ensuring our compliance with these requirements.

      This Addendum applies to all Sapient people that are involved, in any manner, with the negotiation, performance or administration of contracts or projects that involve the U.S. Government. Sapient has created this Addendum for U.S. Government Contracting to give you guidance and to assist you in fulfilling your ethical and legal obligations. This Addendum is a only a general guide to the ethical and legal obligations relating to Federal contracting. You are expected to be knowledgeable about, and follow, the specific legal requirements referenced in this Addendum, or otherwise applicable to Federal contracts.

      This Addendum is part of the Sapient Corporation Code of Ethics and Conduct, and all provisions of the Code of Ethics and Conduct are also made applicable to all U.S. Government contracts.

1.2   Definitions

      Throughout this Addendum, we use the terms "Sapient people," "you" and "your" to refer to all Sapient employees, directors and independent contractors, and the terms "Sapient," the "company," "we" and "our" to refer to Sapient Corporation and its subsidiaries, both domestic and international. We use the term "Addendum" to refer to this document, as it may be amended from time to time.

      When using the terms "U.S. Government" or any "Federal" law or contract in this Addendum, we are referring to the government of the United States of America, any agencies or departments of the government of the United States of America, any branches of the United States military or Department of Defense, any prime contractors that are party to a contract with any of the above entities and for which we are providing services, and any private clients that are paying for our services with funds provided by any of the foregoing entities.

                                -Page 21 of 26-

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      The term "FAR" in this Addendum refers to the Federal Acquisition
Regulations promulgated by the General Services Administration of the U.S. Government.

2.0   IMPROPER INFLUENCE OVER PROCUREMENT

2.1   Bribes, Gifts and Gratuities

      You should not offer any bribe, kickback, gift or gratuity to an officer, official, employee or agent of the U.S. Government in order to obtain an advantage with respect to the award or administration of any Federal contract. You should decline any of the foregoing offered to you by an officer, employee or agent of any supplier, vendor, consultant, subcontractor, teaming partner or other person for the purpose of influencing the selection of such entity by Sapient as part of any Federal contract. The precise requirements with respect to the provision of bribes, gifts and gratuities are set forth in 18 U.S.C. Sections 201-218 and 10 U.S.C. Section 2207, which you are required to observe to the full extent applicable to you.

2.2   Use of Former Government Employees

      Federal law restricts the ability of a company that is competing for Federal contracts to hire or retain former employees of the U.S. Government that had certain prior involvement in the awarding of a Federal contract to that company. You should refrain from hiring, retaining or utilizing the services of (whether as an employee, consultant, contractor or otherwise) any former U.S. Government employee that may have been involved in the prior award of a Federal contract to Sapient unless you have gotten prior approval from Sapient's Legal & Commercial Team before proceeding. In addition, you should refrain from holding even informal discussions regarding prospective employment or utilization of services of any current U.S. Government employee who is involved in any government program in which Sapient is a contractor or prospective contractor, unless such discussions have been approved by the Legal & Commercial Team. The precise requirements with respect to the hiring, retention or use of former U.S. Government employees are set forth in 41 U.S.C. Section 423 and FAR 3.104, which you are required to observe to the full extent applicable to you.

2.3   Acquiring Bidding Information

      In the process of bidding for, or trying to obtain an award of, any Federal contract, you should not seek to gain access to, or utilize, any non-public information regarding bids being submitted by other potential contractors. You should also not seek to gain access to, or utilize, any "source selection information," as that term is defined in FAR 2.101. Access to these types of information may give Sapient an unfair competitive advantage when bidding for a Federal contract. Similarly, you should never disclose any of Sapient's bid information or source selection information, or such information from our subcontractors, to any party other than the specified contracting personnel for the U.S. Government.

                                -Page 22 of 26-

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2.4   Contacts Outside Specified Bidding Process

      In the process of bidding for, or trying to obtain the award of, any Federal contract, you should carefully observe the bidding requirements that have been established by the U.S. Government for that contract. You should not have contacts with U.S. Government officials regarding the contracting process that are not permitted by the applicable bidding requirements. You should not have any contacts with U.S. Government officials involved in establishing or defining the bidding requirements that would constitute an improper influence on the contracting process.

2.5   Contingent Fees

      In most cases, the payment of a fee to another person or entity which is contingent upon the award of a U.S. Government contract is prohibited. You should not enter into any such agreement on behalf of Sapient unless the proposed agreement has been reviewed and approved by the Legal & Commercial Team.

3.0   INTERACTIONS WITH U.S. GOVERNMENT EMPLOYEES

3.1   Business Meals and Other Gifts

      Federal law prohibits U.S. Government employees from soliciting or accepting any gifts, gratuities, meals, entertainment or other items of monetary value from someone that (a) is seeking to do business with that employee's agency, (b) conducts activities that are regulated by that employee's agency, or
(c) has interests that may be affected by that employee's performance of his or her duties. This law provides for certain exceptions, such as (i) most gifts under $20 in value, (ii) gifts to family members and friends that happen to be government employees, and (iii) offers of free attendance at widely-attended seminars or training sessions. You should not provide any gift or other item of monetary value that violates this law. The precise requirements relating to gifts and other items of monetary value are described in 5 U.S.C. Section 7353 and 5 C.F.R. Section 2635, which you are required to observe to the full extent applicable to you. If you are unsure whether a gift or other item is prohibited, please consult a member of Sapient's Legal & Commercial Team before providing such item to a U.S. Government employee.

3.2   Code of Conduct for U.S. Government Employees

      All U.S. Government employees must observe Principles of Ethical Conduct for Government Officers and Employees, as described in Executive Order 12674, and as modified by Executive Order 12731. You should not take or participate in any action or course of conduct that would be reasonably likely to cause any U.S. Government employee to violate his or her obligations under such Principles.

                                -Page 23 of 26-

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4.0   TIMEKEEPING AND EXPENSE REPORTING

4.1   Daily Recording of Time

      You must prepare and complete a timesheet on a daily basis showing all actual effort performed for each Federal contract. Each Sapient person is responsible for submitting accurate timesheets. Your failure to do so may result in civil or criminal penalties. The precise requirements relating to daily timesheet submission are described on the Time Tracking section of Sapient's Intranet, which you are required to observe to the full extent applicable to you.

4.2   Proper Submission of Expense Reports

      You must ensure that all expense reports that you submit are prepared in accordance with Sapient policies and all applicable Federal laws. All unallowable costs should be separately identified on such expense reports. The precise requirements relating to the submission of expense reports are described on the Expense Reporting section of Sapient's Intranet and in the per diem regulations contained in FAR 31.205, which you are required to observe to the full extent applicable to you.

5.0   UNALLOWABLE COSTS

      When performing Federal contracts, Sapient must ensure that certain unallowable costs are not charged to the U.S. Government. You should be familiar at all times with the types of costs that are not allowable, and ensure that you do not charge these costs against Federal contracts. You should also ensure that any unallowable costs that you incur are clearly identified and segregated from costs that are being charged to the U.S. Government. The precise requirements relating to unallowable costs are described in FAR 31.205, which you are required to observe to the full extent applicable to you.

6.0   RECORDS RETENTION

      Records pertaining to Federal contracts must generally be maintained for certain minimum periods of time. You should be aware of the records retention requirements that apply to any Federal contract on which you are involved. You must maintain all protected documents for the required time periods. If you have any questions regarding the required time period for records retention, you should consult with a member of Sapient's Legal & Commercial Team, or reference the specified time periods for certain categories of contract documents specified in FAR 4.7.

7.0   PROTECTION OF CLASSIFIED AND SENSITIVE INFORMATION

      Classified and sensitive information that is provided to you by the U.S.Government on a contract or project is strictly confidential, and may be used only for the purpose of performing the specific contract or project to which it relates. For information that may only be received by people with specific security clearances, you should not

                                -Page 24 of 26-

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access or use such information unless you hold the proper level of clearance.
You should exercise care to ensure that no classified and sensitive information is shared with persons that do not have a need to know such information in order to perform the contract or project. You should never use any such information to further your own private interests, or the private interests of another person, and you should not engage in any financial transactions on the basis of such information. Such private use of non-public U.S. Government information is prohibited by 5 C.F.R. Section 2635.703, which you are required to observe to the full extent applicable to you.

8.0   REPORTING AND VIOLATIONS

8.1   Reporting

      We expect you to bring to our attention information about suspected violations of this Addendum by any other Sapient person. The manner in which you should report this information is described in Section 8.2 of the Code of Ethics and Conduct. Your right to be free from retaliation for reporting this information is described in Section 8.3 of the Code of Ethics and Conduct. The information that you report will be considered and investigated in accordance with Section 8.4 of the Code of Ethics and Conduct.

8.2   Oversight

      We require all Sapient people to annually affirm and comply with this Addendum. Upon your receipt of this Addendum, and also from time to time as we deem to be necessary, we may require you to sign an acknowledgement confirming that you have read and understood the Addendum and agree to comply with its provisions. We reserve the right to monitor your continuing compliance with the provisions of this Addendum and to investigate any suspected violations. If substantiated, these violations could result in disciplinary action, as described more fully in the following sections.

8.3   Violations

      If our General Counsel or our Board of Directors (or those acting under their supervision) determine, in their good faith discretion, that you have violated any provision of this Code, you may be subject to disciplinary action, including termination of your employment, without prior warning. You, or Sapient as a result of your actions, may also be subject to civil or criminal fines, or jail time, for violation of specific Federal laws. Sapient could also be barred from future U.S. Government contracting for violations of Federal requirements.

9.0   REVISIONS AND UPDATES TO THIS ADDENDUM

      This Addendum may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Addendum will be distributed to you, and will supersede the prior version of this Addendum effective upon distribution. We may ask you to sign an acknowledgement

                                -Page 25 of 26-

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confirming that you have read and understood the revised version of the
Addendum, and that you agree to comply with its provisions.

10.0  IMPORTANT DISCLAIMERS

      This Addendum reflects general principles to guide you in making ethical decisions and cannot, and is not intended to, address every specific situation in which we may find it appropriate to take disciplinary action. This Addendum is not intended to create any contract (express or implied) with you, including, without limitation, any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

                                 -Page 26 of 26-